Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No.1 to the Registration Statement on Form F-1 under the Securities Act of 1933, of our report dated 18 June 2025, with respect to the combined financial statements of Gigabit Inc. for the financial years then ended 31 December 2023 and 31 December 2024 and our report dated 23 October 2025 on review of interim financial information for the financial period ended 30 June 2025. We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

UHY Malaysia PLT

202406000040 (LLP0041391-LCA) & AF 1411

Chartered Accountants

Kuala Lumpur, Malaysia

12 December 2025